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                                                                  EXECUTION COPY
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                             CONTRIBUTION AGREEMENT



                                  BY AND AMONG



                           LIBERTY MEDIA CORPORATION,

                        LIBERTY MEDIA INTERNATIONAL, INC.

                              LSAT HOLDINGS, INC.,

                        TCI SATELLITE ENTERTAINMENT, INC.

                              TSAT HOLDING 1, INC.,

                  EACH OF THE LIBERTY MEMBERS SIGNATORY HERETO,

                             LIBERTY SATELLITE, LLC,

                                       AND

                                 LSAT ASTRO, LLC



                                 MARCH 16, 2000





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                             CONTRIBUTION AGREEMENT



     This Agreement is made as of March 16, 2000, by Liberty Media Corporation ("LMC"), LSAT Holdings, Inc. ("LSAT Holdco"), Liberty Media International, Inc. ("LMII"), Liberty KASTR Corp. ("Liberty KASTR"), Liberty XMSR, Inc. ("Liberty XMSR"), Liberty Astro, Inc. ("Liberty Astro"), LMI/LSAT Holdings, Inc. ("Liberty LA DTH"), TCI Satellite Entertainment, Inc. ("Satco"), TSAT Holding 1, Inc. (the "LSAT Member"), Liberty Satellite, LLC (the "Company"); and LSAT Astro LLC ("Astro LLC").

                                    RECITALS:

     Satco and each of the Liberty Members are the initial members of the Company and are entering into this Agreement to provide for their respective initial capital contributions to the Company, as contemplated by the Operating Agreement.

     NOW, THEREFORE, for good and valuable consideration, and intending to be bound, the parties hereto agree as follows:

ARTICLE 1  DEFINITIONS

     1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the corresponding meanings:

         "AGREEMENT" means this Agreement, including any schedules or exhibits attached hereto.

         "ASTRO OPERATING AGREEMENT" means the Amended and Restated Operating Agreement of LSAT Astro LLC, dated as of March 16, 2000, between TSAT Holding 2, Inc. and

         "BUSINESS DAY" means any day on which banks are required to be open in both the State of New York and the State of Colorado.

         "CLOSING" means the consummation of the transactions contemplated by this Agreement.

         "CLOSING DATE" means the date of the Closing.


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         "GMH PLEDGE AGREEMENT" means the Pledge and Security Agreement dated as of April 28, 1999, among Satco, Phoenixstar, Inc. (formerly known as "Primestar, Inc.") and The Bank of New York, as collateral agent.

         "GMH SAR" means the obligations of Satco under that certain agreement dated April 28, 1999, between Satco and Phoenixstar, Inc. (formerly known as "Primestar, Inc."), captioned "Share Appreciation Rights with Respect to Shares of Class H Common Stock of General Motors".

         "GMH SHARES" means 1,407,307 shares of the Class H Common Stock of General Motors Corporation.

         "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, any court, agency or other body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any arbitrator.

         "LA DTH AGREEMENTS" means each of the agreements set forth in Schedule 1 attached hereto.

         "LATIN AMERICAN DTH VENTURES" means and includes each of (i) Net Sat Servicos Ltda., a Brazilian limited liability quota company, (ii) Innova S. de
R. L., a Sociedad de Responsabilidad Limitada in corporate form formed under the laws of Mexico, (iii) DTH Techco Partners, a Delaware general partnership, (iv) Sky Multi-Country Partners, a Delaware general partnership, and (v) Sky Latin America Partners, a Delaware general partnership.

         "LIABILITIES" of a Person means and includes all debts, liabilities and obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet, including all costs and expenses relating thereto.

         "LIBERTY MEMBERS" means each of Liberty KASTR, Liberty XMSR, Liberty Astro, and Liberty LA DTH.

         "LIEN" means any lien, pledge, claim, encumbrance, mortgage or security interest in real or personal property.

         "MATERIAL ADVERSE EFFECT" means a material adverse change in, or material adverse effect on, the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of a party (considered together with its consolidated


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subsidiaries on a combined basis), other than any changes in, or effects on, any of the foregoing arising primarily out of or resulting primarily from general economic or industry conditions.

         "MEMBERS" means Satco and each of the Liberty Members.

         "OPERATING AGREEMENT" means the Operating Agreement of the Company, dated as of the date hereof, among the Members and the Company.

         "PERMITTED LIENS" means (i) Liens for taxes not yet due and payable,
(ii) Liens for taxes, the validity of which is being contested in good faith in appropriate proceedings and with respect to which appropriate reserves have been set aside on the books of the party against which such Liens have been created,
(iii) inchoate mechanic's and materialmen's Liens for construction in progress or which are being contested in good faith in appropriate proceedings, (iv) Liens on property which secure the purchase price of such property, (v) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business and evidencing indebtedness for related services that is not more than 60 days past due or which is being contested in good faith in appropriate proceedings, and (vi) minor imperfections in title and encumbrances and other minor matters, if any, which singly or in the aggregate are not substantial in amount, do not materially detract from the value of the property subject thereto or interfere with the present use thereof or otherwise impair the operations of a Person.

         "PERSON" means any individual, corporation, partnership, limited liability company, trust, unincorporated association or other entity.

     1.2 TERMS GENERALLY. The definitions in Section 1.1 and elsewhere in this Agreement apply to both the singular and plural forms of the terms defined. The word "includes" and other forms of that word should be construed as if followed by the phrase "without limitation". The words "hereof", "hereto" and "hereunder" refer to this Agreement (including the Schedules and Exhibits) in its entirety and not to any part hereof unless the context shall otherwise require. References in this Agreement to Articles, Sections, Exhibits and Schedules refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. Unless the context otherwise requires, references herein to any agreement or other instrument (other than any such references in the Schedules) or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "Business") refers to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a



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Business Day, then such action or notice shall be deferred until, or may be taken or given without penalty on, the next Business Day.

ARTICLE 2  CONTRIBUTIONS

     2.1 SATCO CONTRIBUTION - GMH SHARES.

         (a) On the Closing Date, the LSAT Member will contribute to the Company the entire beneficial interest of the LSAT Member in the GMH Shares, including:

               (i) all voting and consensual rights of Satco relating to the GMH Shares;

               (ii) the right to direct any sale or disposition of the GMH Shares, or any of them, and to control the time, place, terms and manner of any such sale or disposition;

               (iii) all rights and beneficial interests of Satco as pledgor under the GMH Pledge Agreement and as issuer of the GMH SAR, including the right to direct the manner in which the obligations of Satco under the GMH SAR will be satisfied; and

               (iv) subject to the provisions of the GMH SAR and the GMH Pledge Agreement, all rights to any proceeds of the GMH Shares, including the proceeds of any sale or disposition of the GMH Shares and any dividends or distributions declared or paid thereon.

         (b) Concurrently with the contribution by the LSAT Member of its beneficial interest in the GMH Shares, the Company will assume, and agree to pay and discharge, as and when they become due, and otherwise take the GMH Shares subject to, all Liabilities of Satco under the GMH Pledge Agreement and the GMH SAR.

         (c) The beneficial interest in the GMH Shares, as contributed by the LSAT Member to the Company hereunder, subject to the GMH SAR and other Liabilities to be assumed by the Company in connection with such contribution, are hereby agreed to have a value on the Closing Date, for all purposes of this Agreement and the Operating Agreement, equal to $66,130,000.

         (d) As soon as practicable following the satisfaction of the GMH SAR and the release of the GMH Shares from the lien of the GMH Pledge Agreement, Satco shall transfer title to the GMH Shares to the Company, for no additional consideration.


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     2.2 SATCO CONTRIBUTION - JATO SHARES.

           On the Closing Date, the LSAT Member will contribute to the Company 892,857 shares of Series C Preferred Stock of Jato Communications Corp. ("Jato") having an agreed aggregate value on the Closing Date of $10,000,000.

     2.3 LIBERTY XMSR CONTRIBUTION.

         (a) On the Closing Date, Liberty XMSR will contribute to the Company 1,000,000 shares of common stock of XM Satellite Radio Holdings, Inc. ("XMSR").

         (b) The shares of XMSR contributed by Liberty XMSR to the Company hereunder will be valued at the 4:00 p.m. closing price of such shares on the second business day preceding the Closing Date on The Nasdaq Stock Market, or if such shares are not then traded on Nasdaq, on the principal national or regional stock exchange on which they are listed for trading.

     2.4 LIBERTY KASTR CONTRIBUTION.

         (a) On the Closing Date, Liberty KASTR will contribute to the Company 19,621,397 shares of convertible preferred stock of iSky, Inc. ("ISKY").

         (b) The shares of iSky contributed by Liberty KASTR to the Company hereunder will be valued at Liberty KASTR's cost, plus carrying costs calculated at 10% per annum from the date of investment through the Closing Date.

     2.5 LIBERTY ASTRO CONTRIBUTION.

         (a) On the Closing Date, Liberty Astro will contribute to the Company an 85.88% equity interest in Astro LLC with an associated capital account of $365,000,000.

         (b) Concurrently with the contribution by Liberty Astro of its equity interest in Astro LLC, the Company will become a party to the Astro Operating Agreement by executing and delivering a counterpart to the Astro Operating Agreement, and LMC and Liberty Astro will cause the Company to be admitted as a member of Astro LLC.

         (c) The equity interest in Astro LLC contributed by Liberty Astro to the Company hereunder will be valued at Liberty Astro's cost, plus carrying costs calculated at 10% per annum from the date of investment through the Closing Date.


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         (d) To the extent that any funding obligation of Astro LLC to Astrolink
LLC remains outstanding on the Closing Date, Liberty Astro shall satisfy such obligation as and when due, or contribute to the Company in cash the funds required to do so.

     2.6 LIBERTY LA DTH CONTRIBUTION.

         (a) On the Closing Date, Liberty LA DTH will contribute to the Company the entire beneficial interest of Liberty LA DTH in the Latin American DTH Venture, including:

               (i) all voting and consensual rights of Liberty LA DTH relating to the Latin American DTH Venture;

               (ii) the right to direct any sale or disposition of any debt or equity securities of, or other ownership or investment interests in, the Latin American DTH Venture (collectively, the "LA DTH SECURITIES") and to control the time, place, terms and manner of any such sale or disposition; and

               (iii) all rights to any proceeds of the Latin American DTH Venture and the LA DTH Securities, including the proceeds of any sale or disposition of the LA DTH Securities and any dividends or distributions declared or paid thereon.

         (b) Concurrently with the contribution by LA DTH of its beneficial interest in the LA DTH Securities, the Company will assume, and agree to pay and discharge, as and when they become due, and otherwise take the LA DTH Securities subject to, all Liabilities of LA DTH under the LA DTH Agreements.

         (c) The beneficial interest in the LA DTH Venture contributed by LA DTH to the Company hereunder, subject to the Liabilities to be assumed by the Company in connection with such contribution, is hereby agreed to have a value on the Closing Date, for all purposes of this Agreement and the Operating Agreement, equal to $200,000,000.

         (d) From time to time following the Closing Date, LMC, LSAT Holdco and Liberty LA DTH shall use their best commercially reasonable efforts to obtain all necessary governmental and other third party consents (collectively, the "Required DTH Consents"), including the consent of each other member of the LA DTH Venture, to the transfer to the Company of full legal ownership of Liberty LA DTH's interest in the Latin American DTH Venture, including record and legal title to the LA


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DTH Securities ("DTH Legal Ownership"). As soon as practicable following the receipt of the Required DTH Consents, Liberty LA DTH shall transfer to the Company, for no additional consideration, DTH Legal Ownership.

     2.7 ASSIGNMENT OF RELATED CONTRACT RIGHTS. Concurrently with each of the contributions to be made by the Members pursuant to Sections 2.1 through 2.6, each Member shall contribute and assign to the Company, as part of such contribution and without any additional consideration, all contract rights of such Member relating to the property so contributed, including (i) all rights under any purchase agreements, security holder agreements, registration rights agreements, voting agreements, operating agreements, partnership agreements, joint venture agreements and similar agreements relating to such property to which such Member is a party, (ii) any and all rights that such Member may have to direct or participate in the management of any Person that is the issuer of any securities or other ownership interests so contributed to the Company, (iii) any and all preemptive rights, rights of refusal or offer or other rights that such Member may have to maintain (in whole or in part) or increase such Member's equity interest in any such Person, and (iv) any and all contract rights, including rights of refusal or offer, relating to the provision of marketing, distribution, installation, support, maintenance, repair and/or other services to any such Person. The parties acknowledge that any and all such contract rights have already been taken into account in establishing the valuation or valuation methodology applicable to such contribution for purposes of this Agreement and the Operating Agreement.

     2.8 INITIAL CONTRIBUTIONS CONTEMPLATED BY OPERATING AGREEMENT. The contributions of the LSAT Member and each of the Liberty Members provided for in Sections 2.1 through 2.6 constitute the Initial Contributions to the Company by such Members, as contemplated by Section 3.1 of the Operating Agreement.

     2.9 TRANSFER AND DOCUMENTATION. At the Closing, each Member shall execute and deliver to the Company such instruments of conveyance as the Company or any Member may reasonably request in order to convey, assign and (as applicable) transfer title to all properties and assets required to be contributed to the Company at the Closing, and the Company shall execute an assumption agreement pursuant to which Company assumes and agrees to pay when due and otherwise satisfy, discharge and perform all Liabilities required to be assumed by the Company at the Closing, in each case as provided in Sections 2.1 through 2.6.

     2.10 UNASSIGNABLE RIGHTS AND ASSETS.

         (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any security, contract rights or other property without the consent of another Person if an assignment or attempted


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assignment thereof without the consent of such Person would constitute a breach of such contract or a breach of any material contract or instrument governing or establishing such property, or would otherwise result in a material impairment of such property or the rights of the contributing Member (or of the Company, as assignee) in connection therewith.

         (b) If any such consent is not obtained or if an attempted assignment would be ineffective or would impair any party's rights with respect to such property so that the Company would not receive all such rights, then (i) the contributing Member (and, in the case of any Liberty Member, LMC and LSAT Holdco and, in the case of the LSAT Member, Satco), as applicable, shall continue (before and after the Closing Date) to use its best commercially reasonable efforts to obtain such consents and approvals and use its best commercially reasonable efforts to provide or cause to be provided to the Company, to the extent permitted by law, all economic and other benefits of such property (including the rights to direct any sale or disposition thereof, to exercise any voting and other consensual rights relating thereto, to make any other elections or determinations that the contributing Member would be entitled to make with respect thereto, and to receive all proceeds and products thereof and therefrom) and (ii) if such contributing Member is able to provide the Company with the benefits thereof, the Company shall pay, perform and discharge on behalf of the contributing Member all of such Members Liabilities with respect thereto in a timely manner and in accordance with the terms thereof. In addition, the contributing Member (and, in the case of any Liberty Member, LMC and LSAT Holdco and, in the case of the LSAT Member, Satco), as applicable, shall take such other actions as may reasonably be requested by the Company in order to place the Company, insofar as reasonably possible, in the same position as if such property had been transferred as contemplated hereby, so that all the benefits and burdens relating thereto shall inure to the Company.

         (c) If and when any such consents and approvals are obtained, or are no longer required, the transfer of the applicable property shall be promptly effected in accordance with the terms of this Agreement.

     2.11 CONVEYANCE TAXES; EXPENSES.

         (a) Each Member shall be liable for and shall pay all transfer, stamp, real property transfer taxes and any other similar taxes incurred as a result of the contributions by such Member contemplated hereby, and shall hold each of the other parties hereto harmless against any such taxes.

         (b) Each Member shall bear its own fees and expenses relating to the transactions contemplated by this Article II (including all legal and accounting fees and


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expenses and the fees and expenses of any investment banking firms engaged by such party), whether or not such transactions are consummated.

     2.12 FURTHER ASSURANCES. At and, at the reasonable request of the Company or any Member, from time to time following the Closing, each of the parties hereto will promptly execute such other documents and instruments, and will take such further actions, as may be necessary to vest, perfect or confirm in the Company all rights, titles and interests in, to and under the property and assets required to be contributed to the Company hereunder, and otherwise to carry out the provisions hereof.

     2.13 STOCKHOLDER CONSENT. LSAT Holdco, as sole stockholder of each of Liberty KASTR, Liberty XMSR and Liberty Astro, LMII, as sole stockholder of Liberty LA DTH, and Satco, as sole stockholder of the LSAT Member, hereby approve, authorize and consent to each of the contributions to be made by each of such Members, respectively, and agrees to execute and deliver to such Member (with a copy to the Company and each other Member) such written consents and/or other instruments confirming such approval, authorization and consent as the Company or any Member may reasonably request to confirm such consent.

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

     Each party hereby represents and warrants to each of the other parties as follows:

     3.1 DUE INCORPORATION OR ORGANIZATION; GOOD STANDING; POWER AND AUTHORITY; AUTHORIZATION, EXECUTION AND DELIVERY OF AGREEMENTS; LEGALITY AND BINDING EFFECT. Such party is a corporation or limited liability company duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational power and authority to own its property and carry on its business as owned and carried on at the date hereof. Such party is duly qualified to do business and in good standing (if applicable) in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on such party. Such party has all requisite corporate or organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such party, and the execution, delivery and performance of this Agreement by such party have been duly authorized by all requisite corporate or organizational action, including any required approval of the stockholder(s) or member(s) of such party. This Agreement constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and the application of general principles of equity).


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     3.2 NO CONFLICT; NO DEFAULT. Except, as to clauses (i), (iii), (iv) and (v)
below only, as would not have a Material Adverse Effect on such party, neither the execution or delivery of this Agreement by such party nor the performance of this Agreement by such party or the consummation by such party of the transactions contemplated hereby in accordance with the terms and conditions hereof (i) will conflict with, violate or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any Governmental Authority applicable to such party or any of its subsidiaries, (ii) will conflict with, violate, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate or articles of incorporation, bylaws or partnership agreement (or other governing documents) of such party or any of its subsidiaries, (iii) will conflict with, violate, result in a breach of or constitute a default under any of the terms, conditions or provisions of any material agreement or instrument to which such party or any of its subsidiaries is a party or by which such party or any of its subsidiaries is or may be bound or to which any equity interest held by such party in any other entity or any of its other material properties or assets is subject, (iv) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any interests or rights or require any consent, authorization or approval under any indenture, mortgage, lease agreement or similar instrument to which such party or any of its subsidiaries is a party or by which such party or any of its subsidiaries is or may be bound,
(v) will result in the creation or imposition of any Lien upon any asset held by such party that is transferred to the Company pursuant to this Agreement or (vi) will result in the creation or imposition of any Lien upon any of the other material properties or assets of such party or any of its subsidiaries, other than Permitted Liens.

ARTICLE 4  COVENANT TO COOPERATE IN GOOD FAITH

     Each of the parties hereby agrees and covenants for the benefit of each other party that, between the date of this Agreement and the Closing (or, if later, the contribution of the applicable property to the Company pursuant to
Section 2.1(d), 2.6(d) or 2.10(c)), such party shall cooperate in good faith with each other party in their respective efforts to obtain all necessary consents and approvals for the consummation of the transactions contemplated hereby, including making qualified personnel available for attending hearings and meetings respecting such required consents. Without limiting the generality of the foregoing, each party shall use its best efforts (i) to obtain all consents and authorizations of third parties and Governmental Authorities and to make all filings with and give all notices to third parties and Governmental Authorities which may be necessary or reasonably required in order to effect the transactions contemplated hereby and (ii) to provide the other parties and their respective counsel with copies of all such filings made and all such notices given as such other parties may reasonably request and to afford the other parties the opportunity to participate in any discussions with any such


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third party or Governmental Authority or representative thereof in connection with the transactions contemplated hereby to the extent reasonably requested by any other party hereto.

ARTICLE 5  CONDITIONS TO CLOSING

     5.1 CONDITIONS PRECEDENT TO CLOSING. The obligations of each of the parties under this Agreement to effect the transactions contemplated to occur at the Closing are subject to the satisfaction, on or prior to the Closing Date of the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by the other parties hereto.

     5.2 CONSENTS. Subject to Sections 2.1, 2.6 and 2.10, each consent, authorization or approval required to be obtained in connection with the consummation of the transactions contemplated to occur at the Closing shall have been obtained on or prior to the Closing Date, except for any of the foregoing the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on any party to this Agreement

     5.3 NO INJUNCTION. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect, in any case that enjoins or delays in any material respect the consummation of the transactions to be effected at the Closing or imposes any material restrictions or requirements thereon or on any of the parties in connection therewith.

ARTICLE 6  CLOSING

     The Closing will take place at the offices of Sherman & Howard L.L.C., 633 Seventeenth Street, Denver Colorado 80202, at 10:00 a.m. local time on the third Business Day after the satisfaction of all conditions set forth in Article 5, or at such other place, date or time as the parties hereto shall agree.

ARTICLE 7  MISCELLANEOUS

     7.1 NOTICES. Except as expressly provided in this Agreement, all notices, consents, waivers and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed or sent by hand or overnight courier, or by facsimile transmission, charges prepaid and addressed to the intended recipient as follows, or to such other address or number as such Person may from time to time specify by like notice to the parties:


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           If to LMC, LMII, LSAT Holdco, or any of the Liberty Members:

           Liberty Media Corporation
           9197 South Peoria Street
           Englewood, Colorado 80112
           Attention: General Counsel
           Telephone: (303) 721-5440
           Telecopy:   (303) 721-5382

           with a copy to:

           Sherman & Howard LLC
           633 17th Street
           Denver, Colorado
           Attention: Steven Miller
           Telephone: (303) 299-8144
           Telecopy:   (303) 298-0940

           If to Satco, the LSAT Member, the Company or Astro LLC:

           TCI Satellite Entertainment, Inc.
           7600 East Orchard Road
           Suite 330 South
           Englewood, Colorado 80111
           Attention: General Counsel
           Telephone: (303) 268-5459
           Telecopy:   (303) 268-5467

           with a copy to:

           Baker Botts LLP
           599 Lexington Avenue
           New York, New York 10022
           Attention: Marc A. Leaf, Esq.

           Any party may from time to time specify a different address for notices by like notice to the other parties. All notices and other communications given to a Person in accordance with the provisions of this Agreement shall be deemed to have been given and received (i) three Business Days after the same are sent by mail, postage prepaid, (ii) upon receipt when delivered by hand or transmitted by facsimile or (iii) one Business


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Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

     7.2 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted transferees, and permitted assigns.

     7.3 SEVERABILITY. Each provision of this Agreement is intended to be severable from each other provision of this Agreement. If any term or provision hereof is held by any Governmental Authority to be illegal, invalid or unenforceable for any reason whatsoever, that term or provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and such illegality, invalidity or unenforceability shall not affect the validity, legality or enforceability of the remainder of this Agreement. If necessary to effect the intent of the parties hereto, the parties hereto will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language that as closely as possible reflects such intent.

     7.4 AMENDMENTS. This Agreement may be modified or amended only by written instrument signed by each of the parties hereto affected by such modification or amendment.

     7.5 ASSIGNMENT. No party shall assign any of its rights under this Agreement or delegate its duties hereunder without the prior written consent of each of the other parties hereto, which consent shall not unreasonably be withheld or delayed.

     7.6 WAIVERS; REMEDIES. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party or parties entitled to enforce such term, but any such waiver shall be effective only if in a writing signed by the party or parties against which such waiver is to be asserted. Except as otherwise provided in this Agreement, no failure or delay of any party hereto in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

     7.7 TABLE OF CONTENTS; HEADINGS. The table of contents and section and other headings contained in this Agreement are for reference purposes only and are not intended to define, interpret or limit the scope or intent of this Agreement or any provision hereof.


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     7.8 GOVERNING LAW. The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties shall be governed by the laws of the State of Delaware, without regard to conflict of law principles.

     7.9 CONSENT TO JURISDICTION; SPECIFIC PERFORMANCE.

         (a) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Colorado court or any United States Federal court sitting in the District of Colorado, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such Colorado court or, to the extent permitted by law, in such Federal court.

         (b) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally do so, any objection that such party may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State court sitting in the County of New York or any United States Federal court sitting in the Southern District of New York. Each party to this Agreement hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court and hereby further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

         (c) Each party hereto hereby irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement; PROVIDED, HOWEVER, that such service shall be deemed to have been given only when actually received by such party. Nothing in this Agreement shall affect the right of a party to serve process in any other manner permitted by law.

         (d) Each party hereto agrees with each of the other parties hereto that each other party would be irreparably harmed if any of the provisions of this Agreement were not performed in accordance with their specific terms, and that in any such event, monetary damages would not provide an adequate remedy for such harm. Accordingly, in addition to any other remedy to which the nonbreaching parties may be entitled, at law or in equity, each of the nonbreaching parties shall be entitled to injunctive relief to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof.

     7.10 WAIVER OF JURY TRIAL. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement or any other transactions contemplated hereby.

     7.11 COUNTERPARTS; EXECUTION. This Agreement may be executed in any number of counterparts, and on multiple counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one agreement. The signature pages from any duly executed counterpart of this Agreement may be removed from such counterpart and attached to any identical counterpart of this Agreement, with the same effect as if the parties signing such signature pages had signed such latter counterpart directly. Signature pages may be signed and delivered by telecopier or facsimile.

     7.12 NO THIRD-PARTY RIGHTS. Nothing in this Agreement, whether express or implied, shall be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, as a so-called "third-party beneficiary" or otherwise.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                               LMI/LSAT HOLDINGS, INC.


                               By:
                                  -------------------------------
                                  Name:
                                  Title:

                               LIBERTY KSTR CORP.


                               By:
                                  -------------------------------
                                  Name:
                                  Title:

                               LIBERTY XMSR, INC.


                               By:
                                  -------------------------------
                                  Name:
                                  Title:

                               LIBERTY ASTRO, INC.


                               By:
                                  -------------------------------
                                  Name:
                                  Title:

                              TSAT HOLDING 1, INC.


                               By:
                                  -------------------------------
                                  Name:
                                  Title:

                               TCI SATELLITE ENTERTAINMENT, INC.


                               By:
                                  -------------------------------
                                  Name:
                                  Title:

                               LIBERTY MEDIA CORPORATION


                               By:
                                  -------------------------------
                                  Name:
                                  Title:

                               LIBERTY MEDIA INTERNATIONAL, INC.


                               By:
                                  -------------------------------
                                  Name:
                                  Title:

                               LSAT HOLDINGS, INC.,


                               By:
                                  -------------------------------
                                  Name:
                                  Title:

                               LIBERTY SATELLITE, LLC


                               By:
                                  -------------------------------
                                  Name:
                                  Title:

                               LSAT ASTRO, LLC


                               By:
                                  -------------------------------
                                  Name:
                                  Title:

                                   SCHEDULE 1


                                LA DTH AGREEMENTS